As filed with the Securities and Exchange Commission on January 5, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISHAY INTERTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1686453
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	(Zip Code)

VISHAY INTERTECHNOLOGY, INC. DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Lori Lipcaman
Chief Financial Officer
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355-2143
(Name and Address of Agent for Service)

(610) 644-1300
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Brian M. Katz, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

___________________________________________________________________________________________________________

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred compensation obligations (1)	$50,000,000	100%	$50,000,000	$5,730
_____________________________________________________________________________________________________________________

(1)
The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Vishay Intertechnology, Inc. Deferred Compensation Plan (the “Plan”) and are unsecured obligations of Vishay Intertechnology to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Vishay Intertechnology, Inc. (“Vishay” or the “Registrant”) will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to:  Vishay Intertechnology, Inc., 63 Lancaster Ave., Malvern, Pennsylvania, 19355-2143; telephone 610-644-1300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporates by reference into this Registration Statement:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 25, 2011;

(2)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2011, July 2, 2011, and October 1, 2011 filed with the Commission on May 3, 2011, August 2, 2011, and November 1, 2011, respectively.

(3)  The Registrant’s Current Reports on Form 8-K and 8-K/A filed with the Commission on February 28, 2011; May 13, 2011; June 2, 2011, as amended on August 19, 2011; June 6, 2011; June 9, 2011; July 20, 2011; August 17, 2011; and September 9, 2011.

(4)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The Registrant is not incorporating by reference any Form 8-Ks through which it furnished, rather than filed, information with the Commission.

Item 4.  Description of Securities.

The following description of the deferred compensation obligations of the Registrant under the Deferred Compensation Plan is qualified by reference to the Deferred Compensation Plan, which is included as an exhibit to this Registration Statement.

The deferred compensation obligations incurred by the Registrant under the Deferred Compensation Plan will be unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including participants in the Deferred Compensation Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Deferred Compensation Plan, the Registrant will provide eligible employees of the Registrant and each of the Registrant’s subsidiaries which is a participating company in the Deferred Compensation Plan with the opportunity to elect to defer compensation to be received from the Registrant or another participating subsidiary.

All amounts credited to participant’s accounts will be credited with income, gains and losses as if they were invested in investment funds that are made available for participant direction under the Deferred Compensation Plan. Under the Deferred Compensation Plan, each investment fund is a notional investment fund pursuant to which income, gains and losses are credited to a participant’s account as if such account, to the extent deemed invested in such investment fund, were invested in hypothetical shares of the mutual fund or other investment vehicle to which the investment fund is assigned or related.

Except as otherwise provided in the case of termination of the Deferred Compensation Plan, each participant is permitted to specify by election the method of distribution of any amount credited to his or her account from the distribution alternatives that are available under the Deferred Compensation Plan. A participant may elect to receive distributions beginning on a specific date in the form of installments up to ten years or a lump sum. A participant may also elect to receive distributions after termination of employment in the form of installments up to ten years or a lump sum. If a participant terminates employment before in-service distributions commence, distributions of the in-service portion of the account are paid in a lump sum following termination of employment. The undistributed balance of a participant’s account is also payable as a lump sum following a participant’s death or disability.

Whether or not the Registrant is a participant’s direct employer, all compensation deferred under the Deferred Compensation Plan will continue for all purposes to be a part of the general funds of the Registrant and, if the Registrant is insolvent and unable to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plan, the Registrant, and the participant’s account will at all times represent the general obligation of the Registrant. Each participant will be a general creditor of the Registrant with respect to all of the Deferred Compensation Obligations to the participant under the Deferred Compensation Plan, and will not have a secured or preferred position with respect to his or her account. Nothing contained in the Deferred Compensation Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Deferred Compensation Plan, the right of a participant in or to an account, benefit or payment under the Deferred Compensation Plan shall not be subject in any manner to attachment or other legal process for the debts of such participant; and no such account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the board of directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law.

Vishay's certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

 Vishay maintains $100 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Vishay Intertechnology, Inc. Deferred Compensation Plan.
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 to this Registration Statement).
24	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 5th day of January, 2012.

VISHAY INTERTECHNOLOGY, INC.
By:	/s/ Lori Lipcaman Name: Lori Lipcaman Title: Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Lori Lipcaman as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:
/s/ Gerald Paul	President, Chief Executive Officer, and Director	January 5, 2012
Dr. Gerald Paul

Principal Financial and Accounting Officer:
/s/ Lori Lipcaman	Executive Vice President and Chief Financial Officer	January 5, 2012
Lori Lipcaman

Board of Directors:
/s/ Marc Zandman	Executive Chairman of the Board of Directors	January 5, 2012
Marc Zandman

/s/ Abraham Ludomirski	Director	January 5, 2012
Dr. Abraham Ludomirski

/s/ Frank D. Maier	Director	January 5, 2012
Frank D. Maier

/s/ Wayne M. Rogers	Director	January 5, 2012
Wayne M. Rogers

/s/ Ronald M. Ruzic	Director	January 5, 2012
Ronald M. Ruzic

/s/ Ziv Shoshani	Director	January 5, 2012
Ziv Shoshani

/s/ Thomas C. Wertheimer	Director	January 5, 2012
Thomas C. Wertheimer

/s/ Ruta Zandman	Director	January 5, 2012
Ruta Zandman

EXHIBIT INDEX

Exhibit Number	Description
4.1	Vishay Intertechnology, Inc. Deferred Compensation Plan.
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 to this Registration Statement).
24	Power of Attorney (included on the signature page of this Registration Statement).

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